Exhibit 99.1

FOR RELEASE AT 3:00 PM CST

Contact:  Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
REPORTS FISCAL 2021 THIRD QUARTER OPERATING RESULTS

Milwaukee, Wisconsin – April 22, 2021 -- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) today reported operating results for the fiscal third quarter ended March 28, 2021.

Net sales for the Company’s third quarter ended March 28, 2021 were $121.6 million, compared to net sales of $116.9 million for the third quarter ended March 29, 2020.

Net income for the current year quarterly period was $4.5 million, compared to net income of $3.0 million in the prior year quarter.  Diluted earnings per share for the current year quarterly period were $1.15 compared to diluted earnings per share of $0.79 in the prior year quarter.

For the nine months ended March 28, 2021, the Company’s net sales were $ 375.2 million compared to net sales of $343.2 million in the prior year nine month period.

Net income during the current year nine month period was $19.6 million compared to net income of $2.9 million in the prior year nine month period.  Diluted earnings per share were $5.11 for the nine month period ended March 28, 2021 compared to diluted earnings per share of $0.77 during the nine month period ended March 29, 2020. The prior year nine month period was negatively impacted by a pre-tax $4,473,000 non-cash compensation charge relating to the termination of our Defined Benefit Pension Plan and reduced our diluted earnings per share by $.92 in the prior year period.

Net sales to each of our customers or customer groups in the current year quarter and prior year quarter were as follows (in thousands):

	Three Months Ended
	March 28, 2021	March 29, 2020

Fiat Chrysler Automobiles	$21,685	$26,050
General Motors Company	34,544	31,656
Ford Motor Company	21,721	15,462
Tier 1 Customers	17,289	17,495
Commercial and Other OEM Customers	17,876	20,184
Hyundai / Kia	8,529	6,091
TOTAL	$121,644	$116,938

Net sales for our current year quarter were impacted by supply chain shortages and resulted in several of our customers shutting down certain plants and/or production lines for periods of time.

Sales to Fiat Chrysler Automobiles in the current year quarter decreased in comparison to the prior year quarter due to lower production volumes of the vehicles we supply, in particular related to Chrysler minivans.  The increase in sales to General Motors Company in the current year quarter compared to the prior year quarter related primarily to higher sales content on models for which we supply components, in particular for power access and door handle products.  Sales to Ford Motor Company increased in the current year quarter compared to the prior year quarter due primarily to higher product content on models for which we supply components, and in particular for the new power tailgate program on the F-150 pickup trucks.  Sales to Tier 1 Customers were flat in the current year quarter compared to the prior year quarter.  Sales to Commercial and Other OEM Customers during the current year quarter decreased in comparison to the prior year quarter mainly due to decreases in sales related to door handle products and power access products sold to Honda of America Manufacturing, Inc. and related to reductions in sales of door handle products sold to Volkswagen.  These Commercial and Other OEM Customers, along with the Tier 1 Customers, primarily represent purchasers of vehicle access control products, such as latches, key fobs, driver controls, steering column locks and door handles that we have developed in recent years to complement our historic core business of locks and keys.  The increased sales to Hyundai / Kia in the current year quarter were principally due to higher levels of production on their recently launched new Kia Sedona and Hyundai Starex minivans for which we supply primarily power sliding door components.

Gross profit margins were 15.3 percent in the current year quarter compared to 14.5 percent in the prior year quarter.  The increase in gross profit margin in the current year quarter compared to the prior year quarter was primarily attributed to improved manufacturing efficiencies both at our Milwaukee and Mexico production facilities, despite supply chain disruptions. Also reducing gross profit margins in the current year quarter were higher  expense provisions for accrual of bonuses and a mandatory minimum wage increase enacted by the Mexican Government effective January 1, 2021. This wage increase was principally offset by a favorable U.S. Dollar to Mexican Peso exchange rate affecting our Mexican operations

Engineering, Selling and Administrative expenses represented 9.8 percent in the current year quarter as a percent of net sales compared to 9.2 percent in the prior year quarter.  The increase in overall operating expenses in the current year quarter was primarily due to higher  expense provisions for accrual of bonuses and expenditures on new product development costs.

Included in Other Income, Net in the current year quarter compared to the prior year quarter were the following items (in thousands of dollars):

	March 28, 2021	March 29, 2020

Equity (Loss) of VAST LLC Joint Venture	$(56)	$(947)
Net Foreign Currency Realized and Unrealized Transaction Gain	429	1,467
Other	26	(392)
	$399	$128

The increase in Other Income, Net in the current year quarter was primarily related to improved profitability in our VAST LLC China operation which had extended OEM customer plant shutdowns associated with the coronavirus (COVID-19) pandemic in the prior year quarter.

Frank Krejci, President & CEO commented: “For the first six months of our fiscal year, we efficiently supported strong customer orders. During the current quarter there were supply constraints within the industry. Some vehicle assembly plants were temporarily closed and others cut back the number of work shifts despite continued demand from consumers, car rental companies and dealers. While our customers have tried to place production priority on pick-up trucks and sport utility vehicles where we supply significant product content it reduced our sales for this quarter and will impact the upcoming quarter. However, we believe returning to full production should help sustain future volume by refilling the dealer inventory pipeline to adequately support customer demand.

Despite having to manage through semiconductor and other part shortages, we are proud of our Associates efforts to deliver $1.15 in diluted earnings per share for this quarter and $5.11 for the first nine months of our current fiscal year. Positive generation of cash flow remains strong through a combination of operating performance and greater utilization of our capital investments made over the last few years. As a result, we were able to reduce debt by another $6 million this quarter and another $4 million in April 2021. Our debt to equity ratio has now been significantly reduced since the beginning of the fiscal year, thus creating opportunity for strategic investments in product and technology”.

STRATTEC designs, develops, manufactures and markets automotive Access Control Products, including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches, power sliding side door systems, power lift gate systems, power deck lid systems, door handles and related products.  These products are provided to customers in North America, and on a global basis through a unique strategic relationship with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan.  Under this relationship, STRATTEC, WITTE and ADAC market each company’s products to global customers under the “VAST Automotive Group” brand name.  STRATTEC’s history in the automotive business spans over 110 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”   Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, changes in warranty provisions and customer product recall policies, work stoppages at the Company or at the location of its key customers as a result of labor disputes, foreign currency fluctuations, uncertainties stemming from U.S. trade policies, tariffs and reactions to same from foreign countries, the volume and scope of product returns, adverse business and operational issues resulting from the coronavirus pandemic, matters adversely impacting the timing and availability of material component parts and raw materials for the production of our products and the products of our customers and fluctuations in our costs of operation (including fluctuations in the cost of raw materials).  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Condensed Results of Operations
(In Thousands except per share amounts)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	March 28, 2021	March 29, 2020	March 28, 2021	March 29, 2020

Net Sales	$121,644	$116,938	$375,238	$343,183

Cost of Goods Sold	102,990	99,928	311,832	299,954

Gross Profit	18,654	17,010	63,406	43,229

Engineering, Selling & Administrative Expenses	11,927	10,727	33,543	35,775

Income from Operations	6,727	6,283	29,863	7,454

Interest Expense	(63)	(204)	(259)	(792)

Other Income, Net	399	128	673	1,030

Income before Provision for Income Taxes and Non-Controlling Interest	7,063	6,207	30,277	7,692

Provision for Income Taxes	1,153	1,294	4,721	1,194

Net Income	5,910	4,913	25,556	6,498

Net Income Attributable to Non-Controlling Interest	(1,425)	(1,919)	(5,950)	(3,601)

Net Income Attributable to STRATTEC SECURITY CORPORATION	$4,485	$2,994	$19,606	$2,897

Earnings (Loss) Per Share:
Basic	$1.18	$0.80	$5.18	$0.78
Diluted	$1.15	$0.79	$5.11	$0.77
Average Basic
Shares Outstanding	3,797	3,748	3,783	3,733

Average Diluted
Shares Outstanding	3,886	3,768	3,839	3,752

Other
Capital Expenditures	$1,808	$2,923	$6,401	$10,307
Depreciation	$4,933	$4,769	$14,730	$14,349

STRATTEC SECURITY CORPORATION

Condensed Balance Sheet Data
(In Thousands)

	March 28, 2021	June 28, 2020
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$11,335	$11,774
Receivables, net	81,304	41,955
Inventories, net	58,330	54,400
Other current assets	18,051	17,239
Total Current Assets	169,020	125,368
Investment in Joint Ventures	26,051	22,068
Other Long Term Assets	13,390	12,961
Property, Plant and Equipment, Net	97,263	105,148
	$305,724	$265,545

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$36,250	$18,549
Other	39,248	29,591
Total Current Liabilities	75,498	48,140
Accrued Pension and Post Retirement Obligations	1,944	1,956
Borrowings Under Credit Facility	16,000	35,000
Other Long-term Liabilities	4,788	5,008
Shareholders’ Equity	330,923	309,991
Accumulated Other Comprehensive Loss	(17,711)	(22,113)
Less: Treasury Stock	(135,622)	(135,656)
Total STRATTEC SECURITY CORPORATION Shareholders’ Equity	177,590	152,222
Non-Controlling Interest	29,904	23,219
Total Shareholders’ Equity	207,494	175,441
	$305,724	$265,545

STRATTEC SECURITY CORPORATION
Condensed Cash Flow Statement Data
(In Thousands)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	March 28, 2021	March 29, 2020	March 28, 2021	March 29, 2020

Cash Flows from Operating Activities:
Net Income	$5,910	$4,913	$25,556	$6,498
Adjustment to Reconcile Net Income to Cash Provided by Operating Activities:
Equity Loss (Earnings) in Joint Ventures	56	921	(1,844)	(55)
Depreciation	4,933	4,769	14,730	14,349
Foreign Currency Transaction (Gain) Loss	(386)	(2,515)	1,926	(2,067)
Unrealized (Gain) Loss on Peso Forward Contracts	(32)	1,048	(512)	1,048
Stock Based Compensation Expense	193	165	775	789
Non-Cash Compensation Expense	-	-	-	4,473
Loss on disposition of property, plant & equipment	(5)	(13)	1,421	270
Deferred Income taxes	-	-	-	(1,032)
Change in Operating Assets/Liabilities	(2,450)	(69)	(17,012)	5,409
Other, net	121	107	356	252

Net Cash Provided by Operating Activities	8,340	9,326	25,396	29,934

Cash Flows from Investing Activities:
Investment in Joint Ventures	-	-	(100)	-
Additions to Property, Plant and Equipment	(1,808)	(2,923)	(6,401)	(10,307)
Proceeds from Sale of Property, Plant and Equipment	5	14	8	29
Net Cash Used in Investing Activities	(1,803)	(2,909)	(6,493)	(10,278)

Cash Flows from Financing Activities:
Repayment of Borrowings Under Credit Facility	(6,000)	(5,000)	(19,000)	(15,000)
Dividends Paid to Non-Controlling Interests of Subsidiaries	-	-	(490)	(980)
Dividends Paid	-	(525)	-	(1,572)
Exercise of Stock Options and Employee Stock Purchases	545	24	585	543
Net Cash Used In Financing Activities	(5,455)	(5,501)	(18,905)	(17,009)

Effect of Foreign Currency Fluctuations on Cash	(179)	(28)	(437)	(283)

Net Increase (Decrease) in Cash & Cash Equivalents	903	888	(439)	2,364

Cash and Cash Equivalents:
Beginning of Period	10,432	9,285	11,774	7,809
End of Period	$11,335	$10,173	$11,335	$10,173